Exhibit 99.1
Press Release
GLOBAL CASH ACCESS, INC. TO ACQUIRE CASH SYSTEMS, INC.
Acquisition to Give GCA Greater Scale to Compete in Electronic Payments Market
LAS VEGAS (June 16, 2008) — Global Cash Access, Inc. (GCA) (NYSE: GCA) and Cash Systems, Inc. (Cash Systems) (NASDAQ: CKNN) today jointly announced the execution of a definitive agreement whereby GCA will acquire Cash Systems for $0.50 per share (the “Transaction”). The Transaction has been approved by the boards of directors of both companies.
At the closing of the Transaction, all of Cash Systems’ issued and outstanding shares of common stock will be converted into the right to receive cash in the amount of $0.50 per share and all of Cash Systems’ outstanding convertible promissory notes and warrants will be redeemed for the sum of $21 million plus accrued but unpaid interest. The aggregate amount paid to Cash Systems’ stockholders, note holders and warrant holders, together with Cash Systems’ transaction expenses, is expected to be approximately $33 million.
GCA will gain approximately 120 new customers as a result of the acquisition. The closing is presently anticipated to occur at the end of July 2008, subject to the required approval of Cash Systems’ stockholders and customary and other closing conditions. GCA expects the Transaction to have no material effect on GCA’s 2008 operating income and to be modestly accretive in 2009.
GCA President and Chief Executive Officer Scott H. Betts said, “We are excited about the opportunities the acquisition of Cash Systems provides for the continuation of our strategy of having the scale required to compete effectively in the highly competitive electronic payments market. We believe this acquisition provides us with unique synergies within the gaming market and continues GCA’s product innovation efforts, while providing the growth and cross-selling potential that our stockholders expect.”
Cash Systems Chairman and Chief Executive Officer Michael Rumbolz said, “I believe that this acquisition is a great opportunity for Cash Systems and its customers. GCA will lend scale and resources to continue to drive innovative products in the market.”
Goldman, Sachs & Co. acted as financial advisor to GCA and Morrison & Foerster LLP acted as legal advisor to GCA. Deutsche Bank Securities Inc. and Alpine Advisors LLC acted as financial advisors to Cash Systems and Manatt, Phelps & Phillips LLP acted as legal advisor to Cash Systems.

Additional Information and Where to Find It
In connection with the proposed transaction, a proxy statement of Cash Systems, Inc. and other materials will be filed with SEC. WE URGE INVESTORS TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CASH SYSTEMS, INC. AND THE PROPOSED TRANSACTION. Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about Cash Systems, Inc. at http://www.sec.gov, the SEC’s free internet site. Free copies of Cash Systems, Inc.’s SEC filings are also available at http://www.cashsystemsinc.com.
Participants in the Solicitation
Cash Systems, Inc. and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from stockholders with respect to the proposed transaction. Information regarding the officers and directors of Cash System is included in its Form 10-K/A filed with SEC on April 29, 2008. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.
About Global Cash Access
Global Cash Access, Inc., a wholly owned subsidiary of Global Cash Access Holdings, Inc. (NYSE: GCA), is the leading provider of cash access and related services to the global gaming industry. Based in Las Vegas, GCA serves approximately 1,100 casinos and other clients in the U.S., Canada, Europe, the Caribbean and Asia. GCA provides proprietary technology that helps responsible patrons access cash via ATM, debit card, check cashing and credit card cash advance transactions for their casino entertainment. GCA also provides services that enhance casino marketing initiatives and credit decision-making through its wholly owned subsidiary Central Credit LLC, a credit decision-making tool that uses proprietary credit bureau databases. GCA is recognized with numerous gaming industry awards for developing technologies and services that enhance casino profitability and customer loyalty. For more information, please visit www.globalcashaccess.com.
About Cash Systems
Cash Systems, Inc., located in Las Vegas, with an additional office in Minneapolis, is a provider of cash-access and related services to the retail and gaming industries. Cash Systems’ products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit www.cashsystemsinc.com for more information.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release, other than statements that are purely historical, are forward-looking statements. Forward-looking statements in this press release include, without limitation, GCA’s intention to consummate the acquisition of Cash Systems; the impact such acquisition may have on GCA’s business, on GCA’s ability to compete in the electronic payments marketplace, or on growth and cross-selling potential; and GCA’s intention to develop products and technology. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the results implied or contemplated by the forward-looking statements, including but not limited to the failure of Cash Systems to obtain required stockholder approval of the acquisition; failure to satisfy all conditions precedent to consummating the acquisition; difficulty integrating Cash Systems’ operations into GCA’s and the overestimation of potential synergies from the acquisition; the loss of Cash Systems’ customers as a result of the acquisition; the assumption of unanticipated liabilities; and inaccuracies in assumptions as to gaming patron habits, the unwillingness or inability of either patrons or gaming establishment personnel to use new products and services and bear the economic costs of doing so, and regulatory impediments to the deployment of new products or technology. The forward-looking statements in this press release are subject to additional risks and uncertainties set forth under the heading “Risk Factors” in GCA’s filings with the Securities and Exchange Commission, including, without limitation, its Quarterly Report on Form 10-Q filed on May 14, 2008, and are based on information available to GCA on the date hereof. Neither GCA nor Cash Systems intends, and neither GCA nor Cash Systems assumes any obligation, to update any forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.
Contacts:
Global Cash Access, Inc.
George Gresham 702-855-3005
Adria Greenberg 212-255-8386 (Media)
Cash Systems, Inc.
Don Duffy, 203-682-8215